Exhibit 21.1

Subsidiaries (as of November 17, 2016)

Name:	Jurisdiction	Ownership
Green Remanufacturing LLC	Delaware	100%
Appliancesplace.com, LLC	New York	100%
Speyside Holdings LLC	Delaware	51%
Speyside Holdings II LLC	New York	51%
CEM III LLC	New York	26%